EXHIBIT 99

     For additional information, please contact:       Mr. C. R. Ofner
                                                       (713) 496-5000


          July  19,  1994, Houston,  Texas  ........  Reading &  Bates
     Corporation (RB-NYSE) reported a net loss of $6.0 million ($.13 per share after preferred stock dividends of $1.2 million), on revenues of $39.5 million, for the quarter ended June 30, 1994 compared to net income of $2.2 million ($.04 per share), on revenues of $48.3 million for the quarter ended June 30, 1993. The decrease in net income is primarily attributable to lower average dayrates and lower fleet utilization. Utilization for the second quarter of 1994 was 68% compared to 88% in the second quarter of 1993.

          For the six months ended June 30, 1994 the Company reported a net loss of $7.5 million ($.18 per share after preferred stock dividends of $2.4 million) compared with net income of $51,000 for the six months ended June 30, 1993. Revenues for the first half of 1994 were $81.8 million compared to revenues of $84.2 million for the first half of 1993.

          The Company's Chairman and Chief Executive Officer, Paul B. Loyd, Jr., said that the earnings weakness was chiefly due to lower jackup and semi-submersible utilization in a number of countries in which the Company operates. "We believe that international utilization should improve based on recent indications that oil companies will release a greater percentage of funding for exploration and development from their budgets in the future," Mr. Loyd stated.

          Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.

                      (financial highlights to follow)

                                   # # #


                              READING & BATES CORPORATION
                                    AND SUBSIDIARIES
                         CONSOLIDATED STATEMENT OF OPERATIONS
                         (in thousands except per share amounts)
                                      (unaudited)

                                   THREE MONTHS ENDED        SIX MONTHS ENDED
                                       JUNE 30,                  JUNE 30,
                                    1994        1993        1994       1993
                                 ---------   ---------   ---------  ---------
OPERATING REVENUES               $  39,493      48,307   $  81,850     84,246
                                 ---------   ---------   ---------  ---------
COSTS AND EXPENSES:
  Operating expenses                30,973      30,296      59,598     55,008
  Depreciation and amortization      7,121       7,298      14,041     13,919
  General and administrative         4,555       4,424       8,970      8,434
                                 ---------   ---------   ---------  ---------
                                    42,649      42,018      82,609     77,361
                                 ---------   ---------   ---------  ---------
OPERATING INCOME (LOSS)             (3,156)      6,289        (759)     6,885
                                 ---------   ---------   ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense                  (3,204)     (3,695)     (6,317)    (7,176)
  Interest income                    1,052         314       1,803        671
  Equity in losses of
     unconsolidated investees          (66)       (121)       (200)      (122)
  Other, net                          (301)        249        (559)      (173)
                                 ---------   ---------   ---------  ---------
                                    (2,519)     (3,253)     (5,273)    (6,800)
                                 ---------   ---------   ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST     (5,675)      3,036      (6,032)        85

INCOME TAX EXPENSE                   1,174         955       2,082      2,238

MINORITY INTEREST INCOME (EXPENSE)     811         158         585      2,204
                                 ---------   ---------   ---------  ---------
NET INCOME (LOSS)                   (6,038)      2,239      (7,529)        51

DIVIDENDS ON PREFERRED STOCK         1,215           -       2,430          -
                                 ---------   ---------   ---------  ---------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS         $  (7,253)      2,239   $  (9,959)        51
                                 =========   =========   =========  =========
NET INCOME (LOSS) PER
  COMMON SHARE                   $    (.13)        .04   $    (.18)       .00
                                 =========   =========   =========  =========
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING      55,487      55,536      55,488     55,537
                                 =========   =========   =========  =========



                        READING & BATES CORPORATION
                             AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEET
                              (in thousands)
                                (unaudited)

                                          6/30/94          12/31/93
                                        -----------      -----------
ASSETS:
  Cash and cash equivalents             $    74,045      $    80,385
  Other current assets                       54,339           53,967
  Net property and equipment                454,690          474,662
  Investments and advances                      234              212
  Other assets                                2,828            3,248
                                        -----------      -----------
TOTAL ASSETS                            $   586,136      $   612,474
                                        ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                   $    70,315      $    56,622
  Long-term obligations                      86,927           96,562
  Other noncurrent liabilities               65,472           71,240
  Minority interest                          53,483           68,507
  Stockholders' equity                      309,939          319,543
                                        -----------      -----------
TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY             $   586,136      $   612,474
                                        ===========      ===========